Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SINGER MADELINE HOLDINGS, INC.

(Pursuant to Sections 241 and 245 of the
General Corporation Law of the State of Delaware)

Singer Madeline Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

I. That the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on June 5, 2015 under the name “Singer Madeline Holdings, Inc.”

II. That the Corporation has not yet received any payment for its capital stock.

III. That the Board of Directors of the Corporation has duly adopted this Amended and Restated Certificate of Incorporation of the Corporation pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware.

IV. That the Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

FIRST. The name of the corporation is: Sequential Brands Group, Inc. (the “Corporation”).

SECOND. The street address of the registered office of the Corporation is 1679 S Dupont Highway, Suite 100, City of Dover, County of Kent, Delaware 19901, and the name of its registered agent at such address is Registered Agent Solutions, Inc.

THIRD. The nature of the business of this Corporation and the objects or purposes proposed to be transacted, promoted or conducted by it are to engage in and transact a financial services business in any and all of its branches in the United States and throughout the world; and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The foregoing shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation.

FOURTH.

A. CAPITAL STOCK.

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000 shares, of which 150,000,000 shares shall be classified as common stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares shall be classified as preferred stock, $0.01 par value per share (“Preferred Stock”).

B. AUTHORIZATION OF BOARD OF DIRECTORS TO ESTABLISH SERIES OF PREFERRED STOCK AND FIX CONSIDERATION THEREFORE.

The board of directors is hereby expressly authorized, within the limitations and restrictions stated herein from time to time, by resolution:

(i)	to divide the Preferred Stock into series;

(ii)	to fix the consideration for which such Preferred Stock shall be issued;

(iii)	to determine the voting powers of each series of Preferred Stock;

(iv)	to determine and fix the number of shares which will constitute any series of Preferred Stock and the distinctive designation of each series;

(v)	to make any series of Preferred Stock subject to redemption at such time or times and at such price or prices as shall be stated and expressed in such resolution;

(vi)	to determine whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of such series and the terms and provisions relative to the operation thereof;

(vii)	to fix the rights of the holders of shares of each series of the Preferred Stock to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution and whether payable in preference to, or in relation to, the dividends payable on any other class or classes of stock or other series of the same class and whether cumulative or non-cumulative as shall be so stated and expressed;

(viii)	to fix the rights of the holders of shares of each series of the Preferred Stock upon the dissolution of, or upon any distribution of the assets of, this Corporation;

(ix)	to make any series of Preferred Stock convertible or automatically converted into or exchangeable for shares of any other class or classes or of any other series of the same or any other class or classes of the stock of this Corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in such resolution; and

(x)	to determine whether or not the shares of any series shall be subject or entitled to any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions which shall be stated and expressed in such resolution and which shall not be inconsistent with the terms and provisions of this Article Fourth.

C. RANK.

Each series of Preferred Stock shall have such preferences as to dividends and assets and amounts distributable on liquidation, dissolution or winding up or otherwise as shall be declared by such resolution or resolutions establishing such series.

D. DIVIDENDS.

(i)	The holders of Preferred Stock shall be entitled to receive cash dividends when and as declared by the board of directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the board of directors, and not more, before any dividends shall be declared or paid upon or set apart for the Common Stock or any other class of stock ranking junior thereto, and such, dividends on each series of Preferred Stock shall cumulate, if at all, from and after the dates fixed by the board of directors with respect to such cumulation. Unpaid cumulated dividends shall bear no interest.

(ii)	If dividends on any shares of Preferred Stock are not declared in full, then such dividends as are declared shall be declared ratably on all shares of stock of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be made with respect to any series until cumulative dividends in full have been declared and paid on any series standing senior in preference.

(iii)	Unless dividends on all outstanding shares of Preferred Stock having cumulative dividend rights shall have been fully paid for all past quarterly dividend periods and the full dividends thereon for the quarterly dividend period current at the time shall have been paid or declared and funds set apart therefor, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in Common Stock) shall be paid upon or declared or set apart for the Common Stock.

(iv)	Subject to the foregoing provisions, the board of directors may declare and pay dividends on the Common Stock, to the extent permitted by law.

E. LIQUIDATION OR DISSOLUTION.

(i)	In the event of any liquidation or dissolution or winding up of this Corporation (hereinafter referred to as “liquidation”) the holders of Preferred Stock shall be entitled to receive in cash, out of the assets of this Corporation, full payment of the applicable liquidation preference fixed for each series pursuant to paragraph B above, together with unpaid cumulative dividends thereon to the date of liquidation, and no more.

(ii)	If upon liquidation the assets of this Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the preferential amounts payable to the holders of Preferred Stock, then all assets shall be distributed ratably among the holders of all shares of stock of each series of equal preference in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. No ratable distribution shall be made with respect to any series until distributions in full have been paid to the holders of all series standing senior in preference.

(iii)	After satisfaction of the preferential requirements of the Preferred Stock upon any liquidation of this Corporation, the holders of Common Stock shall be entitled to share ratably in the distribution of all remaining assets of this Corporation available for distribution.

(iv)	A consolidation or merger of this Corporation with or into any other corporation or corporations or the sale or conveyance (whether for cash, securities or other property) of all or substantially all of the assets of this Corporation as an entirety shall not be deemed or construed to be a liquidation of this Corporation for the purpose of the foregoing provisions of this paragraph E.

F. VOTING RIGHTS.

The holders of the Common Stock shall be entitled to one vote for each share held by them of record on the books of this Corporation. The holders of each series of Preferred Stock shall have such voting rights, if any, as shall be provided for in the resolution or resolutions of the board of directors establishing such series.

FIFTH.

A. NUMBER OF DIRECTORS. The authorized number of directors shall be not less than two nor more than 15 and the board of directors may, within the limits specified by this Article Fifth, increase or decrease the exact number of directors from time to time by resolution duly adopted by such board. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The exact number of directors shall be four until so increased or decreased. In case of any increase in the number of directors, the additional directors may be elected by the shareholders at an annual or special meeting, as provided in the bylaws.

B. CLASSES OF DIRECTORS. At the option of the board of directors, the directors shall be divided into three classes, designated Class I, Class II, and Class III as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholder, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. In the event of classification hereunder, at each annual meeting of stockholders the number of directors equal to the number of directors of the class where term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified far election) shall be elected to hold office until the third succeeding annual meeting of the stockholders after their election.

C. VACANCIES. In case of any increase in the number of directors, the additional directors may be elected by the board of directors to hold office until the next election of directors or of the class for which such directors shall have been chosen and until their successors are elected and qualified. In case of vacancies in the board of directors, a majority of the remaining members of the board may elect directors to fill such vacancies to hold office until the next election of directors or of the class for which such directors shall have been chosen and until their successors are elected and qualified.

D. DIRECTOR LIABILITY.

(i)	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(ii)	Each director, officer and stockholder of the Corporation and each of their affiliates and each of their or their affiliates’ respective officers, members, equity holders, managers, partners, members, employees, personnel, independent contractors, representatives and agents (each, an “Indemnified Person”), shall, to the fullest extent permitted by applicable law, be indemnified and held harmless, against any losses, claims, damages, liabilities or expenses to which such Indemnified Person may become subject in connection with any matter arising out of or in connection with the Corporation’s business or affairs (including attorneys’ fees, judgments, fines, ERISA, excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Article V, Section D(iii) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article V shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VII or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(iii)	If a claim under Article V, Section D(ii) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standards of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standards of conduct.

(iv)	The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or otherwise

(v)	The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the General Corporation Law of Delaware.

SIXTH. The amendment or repeal of Articles Fifth, Sixth, Eighth and paragraph F of Article Fourth of this Amended and Restated Certificate of Incorporation shall require the approval of the holders of shares representing at least 80% of the shares of this Corporation entitled to vote in the election of directors, voting as one class.

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of this Corporation, without any action on the part of the stockholders, by the affirmative vote of at least two-thirds of the directors of this Corporation, which shall include the affirmative vote of at least one director of each class of the board of directors, if the board shall then be divided into classes. The bylaws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least 80% of the shares of this Corporation entitled to vote in the election of directors, voting as one class.

EIGHTH. This Corporation may in its bylaws confer powers upon its board of directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by the laws of the State of Delaware.

NINTH. The stockholders and board of directors shall have power, if the bylaws so provide, to hold their meetings and to keep the books of this Corporation (except such as are required by the law of the State of Delaware to be kept in Delaware) and documents and papers of this Corporation outside the State of Delaware, and to have one or more offices within or without the State of Delaware at such places as may be designated from time to time by the board of directors.

TENTH. All of the powers of this Corporation, insofar as the same may he lawfully vested by this Restated Certificate of Incorporation in the board of directors, are hereby conferred upon the board of directors of this Corporation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware and has been executed by its duly authorized officer this 4th day of December, 2015.

By:	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Secretary